Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-174223

Supplement No. 2

RED METAL RESOURCES, LTD.

PROSPECTUS

Attached hereto and incorporated by reference herein is a Current Report on Form 8-K which we filed with the Securities and Exchange Commission on September 6, 2011.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated May 20, 2011 with respect to the sale of 9,442,999 shares of our common stock, par value $0.001 per share (the “Common Stock”), by certain selling stockholders, including any amendments or supplements thereto.

An investment in our Common Stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 4 of the Prospectus before purchasing any of the shares offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 6, 2011

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 2, 2011

_________________

RED METAL RESOURCES LTD.
(Exact name of registrant as specified in Charter)

Nevada	000-52055	20-2138504
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

195 Park Avenue
Thunder Bay
Ontario, Canada P7B 1B9
(Address of Principal Executive Offices)

807-345-7384
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On September 2, 2011 Red Metal Resources Ltd. (the “Company”) adopted the Red Metal Resources Ltd. 2011 Equity Incentive Plan (the “Plan”).  The Plan will terminate 10 years from the date of adoption.  Awards of stock options , stock grants or stock bonuses may be made to employees, officers, directors, consultants, independent contractors and advisors of the Company or any parent or subsidiary of the Company.  The Company has reserved 1,600,000 shares of the Company’s common stock for awards under the Plan.  The Plan is administered by the Company’s board of directors.  On September 2, 2011, the Company’s board of directors granted the following options to the Company’s executive officers:

Caitlin Jeffs, Chief Executive Officer.	230,000
Joao da Costa, Chief Financial Officer	230,000

That options have an exercise price of $0.50 per share and a term of 2 years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 6, 2011

RED METAL RESOURCES LTD.

By:	/s/ Caitlin Jeffs
Caitlin Jeffs Chief Executive Officer and President